UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2025

INOGEN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36309	33-0989359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

859 Ward Drive
Goleta, California		93111
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (805) 562-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	INGN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On January 30, 2025, Thomas A. West notified Inogen, Inc. (“the Company”) of his resignation as a member of the Board of Directors (the “Board”) of the Company, the Compliance Committee of the Board (the “Compliance Committee”), and the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), in each case effective as of January 30, 2025. Mr. West’s resignation is not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

Appointment of Director

On January 31, 2025, the Board, upon recommendation of the Nominating and Governance Committee, appointed Mira Kirti Sahney to the Board, effective January 31, 2025. Ms. Sahney will serve as a Class III director, with a term expiring at the annual meeting of stockholders to be held in 2026. In addition, the Board appointed Ms. Sahney as a member of the Nominating and Governance Committee and the Compliance Committee, in each case also effective as of January 31, 2025.

Ms. Sahney, 50, currently serves as a board member of Claria Medical, a privately held minimally invasive surgical tools company. She joined Claria Medical’s board in 2017. Previously, Ms. Sahney served as the President of the Pelvic Health Operating Unit at Medtronic plc (NYSE: MDT) from 2021 to 2024). Before joining Medtronic plc, Ms. Sahney served from 2017 to 2021 as President, Chief Executive Officer, and Director of Hyalex Orthopaedics, a venture-backed medical device innovator. Prior to Hyalex, she served in P&L leadership roles at Smith + Nephew (LON: SNN) from 2009 to 2016, including as Senior Vice President and General Manager of both the Ear, Nose and Throat and the Gynecology businesses. She began her medical technology career as co-founder and President of Myomo, Inc. (NYSE: MYO), a wearable medical robotics company addressing neurological disorders, serving in that role from 2004 to 2008. She also has foundational experience in aerospace, automotive, and industrial equipment companies. Ms. Sahney graduated summa cum laude from the University of Michigan with a B.S. in Mechanical Engineering. She holds an M.S. from Stanford University in Mechanical Engineering. Ms. Sahney also holds both an M.S. in Engineering and an MBA from the Massachusetts Institute of Technology.

Ms. Sahney will be compensated in accordance with the Company’s outside director compensation policy (the “Policy”). Pursuant to the Policy, Ms. Sahney will be entitled to receive the following cash fees: $45,000 per year for service as a member of the Board and $5,000 per year for service as a member of each of the Nominating and Governance Committee and Compliance Committee, each paid quarterly in arrears on a pro-rata basis.

In connection with her appointment to the Board, as a non-employee director and pursuant to the Company’s Amended and Restated 2023 Equity Incentive Plan and the Policy, Ms. Sahney received an initial award of 9,112 restricted stock units (“RSUs”). Each RSU represents a contingent right to receive one share of the Company’s common stock, par value $0.001per share. The award will vest on May 14, 2025 which is the same date as the non-employee director annual awards that were outstanding as of the grant date, subject to Ms. Sahney continuing to serve as a director through the vesting date.

Ms. Sahney has entered into the Company’s standard indemnification agreement for directors and officers, a copy of which was attached as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-192605) filed with the Securities and Exchange Commission on November 27, 2013.

There is no arrangement or understanding between Ms. Sahney and any other persons pursuant to which Ms. Sahney was elected as a director. In addition, Ms. Sahney is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Ms. Sahney and any of the Company’s directors or executive officers.

Item 7.01. Regulation FD Disclosure.

On February 3, 2025, the Company issued a press release announcing Ms. Sahney's appointment as a director. A copy of the press release is furnished herewith as Exhibit 99.1.

The information set forth under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press Release, dated February 3, 2025.
104	The cover page of this Current Report on Form 8-K, formatted in inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOGEN, INC.

Date:	February 3, 2025	By:	/s/ Michael Bourque
Michael Bourque Executive Vice President Chief Financial Officer Treasurer